PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)                    REGISTRATION NO. 333-52022




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                      Share         Primary
              Name of Company           Ticker        Amounts    Trading Market
-------------------------------------- --------- -------------- ----------------
Baker Hughes Incorporated                BHI            21            NYSE
BJ Services Company                      BJS            14            NYSE
Cooper Cameron Corporation               CAM             4            NYSE
Diamond Offshore Drilling, Inc.           DO            11            NYSE
ENSCO International Incorporated         ESV            11            NYSE
GlobalSanteFe Corporation                GSF          19.975          NYSE
Grant Prideco, Inc.                      GRP             9            NYSE
Halliburton Company                      HAL            22            NYSE
Hanover Compressor Company                HC             5            NYSE
Nabors Industries Ltd.                   NBR            12            AMEX
National-Oilwell, Inc.                   NOI             7            NYSE
Noble Corporation                         NE            11            NYSE
Rowan Companies, Inc.                    RDC             8            NYSE
Schlumberger N.V.                        SLB            11            NYSE
Smith International, Inc.                SII             8            NYSE
Tidewater Inc.                           TDW             5            NYSE
Transocean Inc.                          RIG            18            NYSE
Weatherford International Ltd.           WFT             9            NYSE



         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2003.